Exhibit 99.1
DIGITAL ANGEL SIGNS $5.0 MILLION EQUITY FACILITY
WITH YORKVILLE ADVISORS
SO. ST. PAUL, MN (July 13, 2009) — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has entered into a $5.0 million Standby Equity Distribution Agreement (SEDA) with Yorkville Advisors, LLC, an investment manager to a family of funds. The Company intends to utilize proceeds from the SEDA for working capital, outsourcing and other manufacturing improvements, including capital expenditures, and the repayment of debt.
Pioneered eight years ago by Yorkville, the SEDA offers companies a cost-effective way to raise capital to fund their business plans. The SEDA is designed to enable Digital Angel to sell up to $5.0 million of common stock to Yorkville in tranches, at its discretion and over a 24-month term. Pursuant to the agreement, pricing of the stock is based on 96% of the five-day trailing average price preceding the sale of any tranche of stock.
Joseph J. Grillo, CEO of Digital Angel, commented, “We believe that having the ability to raise up to $5 million of common stock on such advantageous terms should significantly improve our balance sheet and help us to develop and market new and existing products, which in turn should enhance our profitability. We would like to thank Yorkville Advisors for their confidence in our management team and business plan.”
Michael Rosselli, Managing Director of Yorkville Advisors, commented, “Yorkville sees great potential in the investment opportunity presented by Digital Angel. We believe that Joe Grillo and the rest of his management team have strategically aligned the Company to meet the growing demand for its core products.”
About Yorkville Advisors
Yorkville Advisors, LLC (Yorkville), is the investment manager to a family of funds with approximately $900 million in assets under management. Founded in January 2001 by Mark Angelo, Yorkville specializes in providing flexible, innovative debt and equity investments and financing in publicly listed companies worldwide in a variety of sectors including energy, mining, technology media & telecommunication (TMT), healthcare and shipping. Yorkville has a broad investment mandate and the flexibility to invest across many geographies as well as sectors. Yorkville tailors its financings according to each company’s need and offers a mix of debt structures, bridge financings, asset backed loans, equity facilities and, in some cases, equity injections. Yorkville has offices in Jersey City, NJ, Jupiter, FL, London and Hong Kong. It also has joint venture agreements in Italy and Greece. For further information please visit www.yorkvilleadvisors.com.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the transaction and its impact on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2009, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage
(651) 554-1564
jmckeage@digitalangel.com

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